Exhibit 10(x)

COST AGREEMENT

This agreement is entered into between Seymour Schulich (“Schulich”) and Newmont Mining Corporation (“Newmont”) as of May 10, 2004 and witnesses that, in consideration of the covenants and agreements that it contains and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged), the parties agree as follows.

Background

The relevant background to the parties entering into this agreement is as follows:

•	each of Schulich and Pierre Lassonde (“Lassonde”) is a director and officer of Newmont and certain of its affiliates;

•	Schulich and Lassonde currently own units of Canadian Oil Sands Trust (“COST”), have disclosed to Newmont their individual holdings and have represented to Newmont that they have no other relationship with, or interest in, COST (directly or indirectly);

•	Newmont proposes to make a substantial investment in units of COST for investment purposes;

•	as a condition to Newmont making its investment in units of COST, the board of directors of Newmont has determined that it is prudent and appropriate for Newmont and each of Schulich and Lassonde to enter into an agreement establishing procedures to be followed where Newmont, Schulich or Lassonde propose to change their respective investments in COST to minimize any potential conflicts of interest;

•	it is the intention of Newmont, Schulich and Lassonde to limit their ownership of units of COST so as not to require “insider” or “early warning” or similar reporting requirements under applicable securities legislation, and Schulich and Lassonde have acknowledged that ownership of units of COST by persons who may be considered to be acting jointly or in concert with them (including family members who consult with them regarding an investment in COST, and persons in which they have an economic interest or in respect of which they exercise direction or control) may be considered in determining these reporting requirements; and

•	concurrently with the entering into of this agreement, Newmont is entering into a similar agreement with Lassonde.

Definition of “COST Trade”

In this agreement, “COST Trade” means any purchase, sale or other transaction (including equity monetizations and trades involving puts, calls and other derivative or synthetic securities) involving (directly or indirectly) an economic interest in units of COST by Newmont or Schulich, as the case may be, and, in the case of Schulich, includes any such transaction undertaken by:

•	any family member of Schulich (unless the trade is made without consultation with Schulich and the family member does not live in a residence with Schulich);

•	any entity that is under the direction or control of Schulich; or

•	any entity in which Schulich has an equity interest (directly or indirectly) of more than 20%.

Trading Restrictions

Notice of COST Trade

If either Newmont or Schulich proposes to undertake a COST Trade (other than an acquisition by Newmont of units of COST prior to the time at which Newmont first becomes the beneficial owner of units of COST with a purchase price of US$35 million, it will provide the other with not less than two clear business days’ notice of that trade, which notice will include:

•	the number of units of COST that, (directly or indirectly), are subject to the proposed COST Trade;

•	the details of the proposed COST Trade, including the nature and pricing of the transaction (including any fees or commissions);

•	the other parties to the transaction (to the extent known, including counterparties and any investment bankers involved in, or being compensated in respect of, the proposed COST Trade);

•	any collateral arrangements (including financing arrangements) or confirmation that there are no such arrangements;

•	any financial analysis in respect of the proposed COST Trade undertaken or considered by the party giving notice of the proposed COST Trade; and

•	any other information that would reasonably be expected to be relevant to the person to whom the notice is provided in determining whether to participate in the proposed COST Trade.

Participation in COST Trade

Unless Newmont and Schulich agree in writing on a different method of participation in the proposed COST Trade in the two clear business days after the notice contemplated above is received, the party that provided notice of the proposed COST Trade will only be permitted to consummate that trade if it provides the other party with an opportunity to participate in the trade on a pro rata basis (based upon the relative number of units of COST owned by Newmont and Schulich at the time at which notice of the proposed trade was provided). If it is unable to provide the other party with that opportunity, the party giving notice of the proposed COST Trade shall not undertake, or permit the undertaking of, that trade.

Restricted COST Trade

In no event shall either Newmont or Schulich undertake a COST Trade without the prior written consent of the other if, as a result of that trade, either Newmont or Schulich would become subject to insider reporting, early warnings or other similar reporting requirements under applicable securities legislation.

Neither Newmont nor Schulich shall undertake, or permit the undertaking of a COST Trade other than in compliance with this agreement.

Termination

This agreement will terminate:

•	on or after October 10, 2004, if Newmont does not have or ceases to have an investment in COST with a market value of at least US$35 million; and

•	at any earlier date determined by Newmont and in respect of which it has provided written notice to Schulich.

General Matters

Notices

Notices authorized or required by this agreement to be given to or by Newmont shall be delivered or transmitted to or by, as the case may be, the Chairman and Chief Executive Officer or the Chief Financial Officer of Newmont. All notices authorized or required by this agreement shall be deemed delivered and received when actually received.

Specific Performance

Neither party would have an adequate remedy at law, and each would be irreparably harmed, if any of the terms of this agreement were not complied with. Accordingly, each of the parties shall be entitled to injunctive relief to prevent breaches of these terms and to specifically enforce these terms, in addition to any other remedy to which it may be entitled, in each case without proof of specific, irreparable harm.

No Waiver

No failure or delay by either party in exercising any right under this agreement will operate as a waiver of that or any other right, and no single or partial exercise of a right will preclude any other or future exercise of any other right under this agreement.

Binding Effect

This agreement is binding upon, and shall enure to the benefit of, the parties and their successors, permitted assigns, heirs, executors, administrators, and legal and personal representatives.

Neither party shall assign its rights or obligations under or to this agreement without the prior written consent of the other party.

Counterparts

This agreement may be executed by facsimile and/or in counterparts, and any such execution shall be a valid and binding execution of this agreement.

NEWMONT MINING CORPORATION

By:	/s/ Britt D. Banks
Britt D. Banks Vice President

/s/ Seymour Schulich Seymour Schulich, C.M.